THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE SECURITIES. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF TRANSFER AND SALE AND IS NOT BEING MADE (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF UNITS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                        NOTICE OF DECREASE IN NUMBER OF UNITS
            AND EXTENSION OF OFFER TO PURCHASE FOR CASH UP TO 4,000 UNITS
                      OF LIMITED PARTNERSHIP INTERESTS ("UNITS")
                    OF ML MEDIA PARTNERS, L.P. (THE "PARTNERSHIP")
             BY SMITHTOWN BAY, LLC, A DELAWARE LIMITED LIABILITY COMPANY
                                  (THE "PURCHASER")

The number of Units Purchaser will accept pursuant to its Offer has been decreased to 4,000 Units at $1,100 per Unit and the Offer has been extended and is now scheduled to expire at 12:00 midnight, Eastern Time on March 31, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open. As of the close of business on March 15, 1999, 3,092 Units (1.64%) have been tendered to Purchaser and not withdrawn.


FOR COPIES OF SUPPLEMENT NO. 2 TO THE OFFER TO PURCHASE, PLEASE CONTACT MAVRICC MANAGEMENT SYSTEMS, INC., AT P. O. BOX 7090, TROY, MICHIGAN 48007-7090 OR BY TELEPHONE 1-800-500-3243.

                                    March 17, 1999